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                      July 13, 2023

       Victoria M. Mink
       Executive Vice President, Chief Financial Officer and Treasurer Madison Square Garden Sports Corp.
       Two Penn Plaza
       New York, NY 10121

                                                        Re: Madison Square
Garden Sports Corp.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2022
                                                            Filed August 18,
2022
                                                            File No. 001-36900

       Dear Victoria M. Mink:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services